Exhibit 99.1

1440 Davey Road Woodridge, IL 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

November 12, 2010	Company Contact: John Flavin 630-754-4343 Email: jflavin@advancedlifesciences.com

Advanced Life Sciences Announces Third Quarter 2010 Financial Results

CHICAGO, IL, November 12, 2010/PRNewswire/: — Advanced Life Sciences Holdings, Inc. (OTCBB: ADLS.OB), a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, oncology and respiratory diseases, today announced its financial results for the third quarter ended September 30, 2010.

“During the third quarter, we continued to implement our “RestanzaTM and Beyond” initiative by advancing the  development of our hospital-focused Restanza IV formulation — a scientific breakthrough for the ketolide class,” said Michael T. Flavin, Ph.D. Chairman and CEO.  “In addition, we also strengthened our pipeline by establishing an agreement to develop antimicrobial peptides that kill troublesome Gram-negative pathogens. Gram-negative infections are highly lethal and, because of the increasing rate of resistance to current therapies, represent an urgent unmet medical need.  In the coming months, we will continue to augment and advance our hospital-focused programs while seeking a government or pharmaceutical partnership to support the funding of the Restanza oral development program.”

The net loss allocable to common shareholders for the three months ended September 30, 2010 was $2.1 million or ($0.01) per share compared to a net loss allocable to common shareholders of $2.9 million or ($0.05) per share for the three months ended September 30, 2009. The decrease in the net loss is primarily due to reduced salary and benefit costs and other operating expenses associated with the development of the Company’s lead antibiotic, Restanza.

Cash used for operating activities during the quarter was approximately $2.0 million. In the third quarter, the Company completed a securities offering raising approximately $1.6 million in gross proceeds and an additional $1.5 million in proceeds from the exercise of unit warrants issued in the offering.  The Company ended the third quarter of 2010 with cash and cash equivalents totaling $951,000.

Operating Expense Analysis

•                  Research and development expenses decreased by $0.2 million to approximately $0.7 million for the three months ended September 30, 2010 compared to $0.9 million for the three months ended September 30, 2009 due to lower government grant expenses associated with the Company’s biodefense development program for Restanza.

•                  Selling, general and administrative expenses were reduced to $1.2 million for the three months ended September 30, 2010 from $2.2 million during the third quarter of last year due to reduced salary and benefit costs and other operating expenses.

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•                  In October, the Company paid $420,000 in a principal reduction to its commercial bank toward a mandatory prepayment of $1.5 million that was due on October 1, 2010.  The Company is engaged in substantive discussions with the bank regarding an agreement that would defer the balance of this prepayment to January of 2011.  Until agreement on such a deferral is reached or until the balance of the prepayment is made, however, the Company is subject to the default provisions of the loan documents including acceleration of payment.

Third Quarter and Recent Achievements

•                  Achieved an agreement with the U.S. Food & Drug Administration on the special protocol assessment (SPA) for Restanza in community acquired bacterial pneumonia (CABP) which provides a clear roadmap to approval;

•                  Awarded a $245,000 cash tax grant by the U.S Internal Revenue Service through the Qualifying Therapeutic Discovery Project;

•                  Completed a public offering in the third quarter and received approximately $3.1 million in gross proceeds including the exercise of unit warrants issued as part of the offering;

•                  Entered into an agreement with YA Global Master SPV LTD. for the sale of up to $10.0 million of the Company’s common stock over a two-year period.  An effective S-1 registration statement has been established for the sale of up to 54 million shares;

•                  Reduced outstanding debt by $2.0 million in the third quarter by completing a debt-for-equity exchange and in October made a $0.4 million commercial loan principal payment to further reduce outstanding debt.  In 2010, outstanding debt has been reduced by approximately $3.9 million;

•                  Presented Restanza biodefense data and exhibited at the 50th Annual Interscience Conference on Antimicrobial Agents and Chemotherapy;

•                  Announced the publication of a research paper in the journal Bioorganic and Medicinal Chemistry Letters that reports data using the Company’s core triterpenoid platform technology in the discovery and development of new cancer therapeutic agents;

•                  Submitted a full contract proposal in response to a Broad Agency Announcement (BAA) issued by the National Institutes of Allergy and Infectious Diseases (NIAID) for the development of Restanza in an IV formulation for the therapeutic treatment of multiple category A and B bacterial threats;

•                  Entered into a Cooperative Research and Development Agreement (CRADA) with The Walter Reed Army Institute of Research to allow the Institute to perform advanced animal efficacy testing of Restanza against various Plasmodium species that cause malaria.

Business Outlook and Goals for the Fourth Quarter of 2010

•                  Advance discussions with prospective partners to support the Restanza Phase III SPA program initiation in CABP;

•                  Continue to identify government funding opportunities to support Restanza biodefense and CABP development programs for dual-use;

•                  Continue IND-directed development of the IV formulation of Restanza;

•                  Continue pursuit of Restanza FDA fast-track designation;

•                  Complete antimicrobial studies of cationic peptides as part of the University of British Columbia collaboration and report data;

•                  In-license additional value-enhancing pipeline candidates, especially those that would augment the Company’s hospital-based respiratory focus.

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Conference Call Details

Advanced Life Sciences will host a conference call and live webcast at 9:00 a.m. Eastern Time on Friday, November 12, 2010 to discuss the Company’s third quarter financial results.

The conference call will be webcast simultaneously over the Internet. Please visit the Investor Relations section of the Advanced Life Sciences corporate website www.advancedlifesciences.com. Alternatively, callers may participate in the conference call by dialing 888.713.4214 (domestic) or 617.213.4866 (international). The passcode for the conference call is 88373836. A replay of the conference call will be available until November 19, 2010. Callers may access the telephone replay by dialing 888.286.8010 (domestic) or 617.801.6888 (international), passcode 91902424. Investors are advised to dial into the call at least ten minutes prior to the call to register. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key.pro. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

About Restanza

Restanza is a novel, once-a-day, oral antibiotic that is in late stage development for the treatment of CABP and biodefense pathogens. It has shown higher in vitro potency and a broader range of activity than macrolides against Gram-positive bacteria associated with respiratory tract infections and appears to be effective against penicillin-, macrolide- and fluoroquinolone-resistant bacteria. Restanza’s demonstrated potency and ability to overcome bacterial resistance may be due to its mechanism of action resulting in specificity for its bacterial target. In addition to its utility in CABP, Restanza is also being investigated for the prophylactic treatment of inhalation anthrax post-exposure and other high priority biodefense pathogens, including plague and tularemia. The FDA has designated Restanza as an orphan drug for the prophylactic treatment of inhalation anthrax post exposure, as well as for use in treating plague and tularemia, but the drug is not yet approved for these or any other indications.

About Advanced Life Sciences

Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and respiratory diseases. The Company’s lead candidate, Restanza, is a novel once-a-day oral antibiotic in late-stage development for the treatment of respiratory tract infections including CABP and biodefense pathogens including anthrax, plague and tularemia. For more information, please visit us on the web at www.advancedlifesciences.com or follow us on twitter at http://twitter.com/advancedlifesci.

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Forward-Looking Statements

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our management’s judgment regarding future events.  The Company does not undertake any obligations to update any forward-looking statements whether as a result of new information, future events or otherwise.  Our actual results could differ materially from those discussed herein due to several factors including the success and timing of our clinical trials and our ability to obtain and maintain regulatory approval and labeling of our product candidates; our plans to develop and commercialize our product candidates; the loss of key scientific or management personnel; the size and growth of potential markets for our product candidates and our ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of our estimates regarding expenses, future revenues and capital requirements; our ability to obtain financing on terms acceptable to us; our ability to obtain and maintain intellectual property protection for our product candidates; the successful development of our sales and marketing capabilities; the success of competing drugs that become available; and the performance of third party collaborators and manufacturers.  These and additional risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

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ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2010	2009

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$950,840	$2,841,801
Grant receivable	—	530,219
Prepaid insurance	44,226	111,761
Other prepaid expenses	33,950	88,535

Total current assets	1,029,016	3,572,316

PROPERTY AND EQUIPMENT:
Furniture and fixtures	214,380	244,072
Computer software and equipment	258,786	258,786
Leasehold improvements	177,253	177,253

Total property and equipment—at cost	650,419	680,111
Less accumulated depreciation	(620,046)	(624,158)

Property and equipment—net	30,373	55,953

OTHER ASSETS:
Commercial launch materials	2,760,936	2,760,936
Deferred offering and financing costs	414,972	13,566
Other long-term assets	25,000	25,000

Total other assets	3,200,908	2,799,502

TOTAL ASSETS	$4,260,297	$6,427,771

LIABILITIES AND EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$1,097,350	$604,334
Accrued payroll	553,401	664,436
Other accrued expenses	651,689	661,504
Accrued interest payable	60,208	73,194
Short-term lease payable	—	4,350
Line of credit	2,500,000	—
Short-term grant payable	500,000	—

Total current liabilities	5,362,648	2,007,818

Long-term grant payable	—	500,000
Long-term notes payable - related party	—	2,000,000
Line of credit	6,000,000	10,000,000

Total liabilities	11,362,648	14,507,818

COMMITMENTS AND CONTINGENCIES

EQUITY (DEFICIT):
Common stock, $0.01 par value—620,000,000 shares authorized; 224,090,841 issued and outstanding at September 30, 2010; 84,925,010 shares issued and outstanding at December 31, 2009	2,240,908	849,250
Additional paid-in capital	128,223,544	122,621,392
Deficit accumulated during the development stage	(137,566,803)	(131,550,689)
Noncontrolling interest in subsidiary	—	—

Total equity (deficit)	(7,102,351)	(8,080,047)

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$4,260,297	$6,427,771

ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

					Period From
					Inception
					(January 1, 1999)
	Three months ended September 30,		Nine months ended September 30,		Through
	2010	2009	2010	2009	September 30, 2010
Revenue:
Management fees	$—	$—	$—	$—	$1,161,180
Grants	—	616,940	752,853	1,735,239	4,822,445
Royalty—related party	—	—	—	—	45,238

Total revenue	—	616,940	752,853	1,735,239	6,028,863

Expenses:
Research and development	662,278	916,241	2,280,470	3,160,061	97,323,152
Contracted research and development—related party	—	—	—	—	7,980,299
Selling, general and administrative	1,167,230	2,201,684	3,802,818	5,401,142	37,174,304

Total expenses	1,829,508	3,117,925	6,083,288	8,561,203	142,477,755

Loss from operations	(1,829,508)	(2,500,985)	(5,330,435)	(6,825,964)	(136,448,892)

Net other (income) expense:
Interest income	(1,573)	(5,865)	(8,136)	(9,336)	(2,968,559)
Interest expense	184,494	263,272	693,815	774,201	4,879,430
Other (income) expense, net	—	99,854	—	119,449	146,092
Gain on sale of interest in Sarawak Medichem Pharmaceuticals joint venture	—	—	—	—	(939,052)

Net other (income) expense	182,921	357,261	685,679	884,314	1,117,911

Net loss	(2,012,429)	(2,858,246)	(6,016,114)	(7,710,278)	(137,566,803)

Less net loss attributable to the noncontrolling interest in subsidiary	—	—	—	—	—

Net loss attributable to Advanced Life Sciences Holdings, Inc.	(2,012,429)	(2,858,246)	(6,016,114)	(7,710,278)	(137,566,803)

Less accumulated preferred stock dividends of subsidiary for the period	43,750	43,750	131,250	131,250	1,976,042

Net loss available to common shareholders	$(2,056,179)	$(2,901,996)	$(6,147,364)	$(7,841,528)	$(139,542,845)

Net loss per share available to common shareholders - basic and diluted	$(0.01)	$(0.05)	$(0.05)	$(0.15)

Weighted average shares outstanding - basic and diluted	182,022,584	62,715,539	125,339,679	50,601,036